EXHIBIT 23.4

CONSENT OF AMERICAN ENERGY ADVISORS, INC.

We hereby consent to the references to American Energy Advisors, Inc. as experts in the field of petroleum engineering in the Registration Statement (Form SB-2) and related prospectus of Jovian Energy, Inc. dated November 12, 2002.

Very truly yours,

/s/ American Energy Advisors, Inc.

AMERICAN ENERGY ADVISORS, INC.

Denver, Colorado

November 12, 2002